                                                                   EXHIBIT 11

                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS

 	Net income per share was calculated using the following number of shares for the periods presented:


                                   Year Ended October 31,

                              1997             1996             1995
Class A Common Stock          10,878,233       10,873,172       10,873,172
Class B Common Stock          12,001,793       12,021,793       13,252,073


                                Three Months Ended October 31,

                              1997             1996             1995

Class A Common Stock          10,892,550       10,873,172       10,873,172
Class B Common Stock          12,001,793       12,001,793       13,311,326
